Exhibit 99.1

Cellectar Biosciences Reports Financial Results for Q3 2024 and Provides a Corporate Update

Phase 2 CLOVER-WaM pivotal study data selected for oral presentation at 66th Annual American Society of Hematology Meeting and Exposition

Raised approximately $19.4 million with potential to raise up to an additional $73.3 million

Company to hold webcast and conference call at 8:30 AM ET today

FLORHAM PARK, N.J., November 18, 2024 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development, and commercialization of drugs for the treatment of cancer, today announced financial results for the quarter ended September 30, 2024, and provided a corporate update.

“We achieved important clinical, operational and commercial corporate objectives during the quarter. We reported topline results from the CLOVER-WaM pivotal study in WM and look forward to filing our NDA submission with a request for accelerated regulatory approval in the coming months,” said James Caruso, president and CEO of Cellectar Biosciences. “In addition to our lead iopofosine I 131 program, we plan to further advance the value of our phospholipid radioconjugate pipeline and are preparing alpha and Auger PRCs for initiation of solid tumor clinical studies as business conditions allow.”

Third Quarter and Recent Corporate Highlights

•	Reported positive results from the Phase 2 CLOVER-WaM pivotal study evaluating iopofosine I 131, the company’s potentially first-in-class, targeted radiotherapeutic candidate, for the treatment of relapsed/refractory Waldenstrom’s macroglobulinemia (WM). These results support the company’s planned filing of the New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in the near term.

•	Selected to present data from the CLOVER-WaM study evaluating iopofosine I 131 in patients with WM at the upcoming 66th Annual American Society of Hematology Meeting and Exposition (ASH), in an oral presentation session. Details of the oral presentation are as follows:

o	Abstract Title: Iopofosine I 131 in Previously Treated Patients with Waldenström Macroglobulinemia (WM): Efficacy and Safety Results from the International, Multicenter, Open-Label Phase 2 Study (CLOVER-WaM™)

o	Session Name: 623. Mantle Cell, Follicular, Waldenstrom’s, and Other Indolent B Cell Lymphomas: Clinical and Epidemiological: Clinical Trials for Marginal Zone Lymphoma, Waldenstrom's Macroglobulinemia and Hairy Cell Leukemia

o	Session Date: Monday, December 9, 2024

o	Presentation Time: 3:15 PM PST

•	Delivered oral and poster presentations at the 12th International Workshop on Waldenstrom’s Macroglobulinemia (IWWM) in October 2024 that highlighted the activity of iopofosine I 131 in WM.

o	Oral presentation: Session XXII Clinical Trials in Progress for WM: Multi-center trial of iopofosine I-131 in relapsed/refractory WM

o	Poster presentation: Treatment With iopofosine I 131 in a Patient With Bing-Neel Syndrome, A Rare Manifestation of Waldenström Macroglobulinemia: A Case Report

•	Advanced sales, marketing and medical planning activities to support iopofosine I 131 commercialization

•	Partnered with key national and regional community cancer networks to better understand the WM disease landscape, to advance iopofosine I 131 for WM patients in the community setting

•	Established collaboration with the City of Hope Cancer Center to evaluate iopofosine I 131 in mycosis fungoides, a cutaneous T-cell lymphoma

•	Executed supply and manufacturing agreements, further strengthening our multi-sourced supply network:

o	Commercial finished product supply of iopfosine I 131 with SpectronRx

o	Pre-clinical and clinical supply of alpha-emitting actinium 225 isotope with Northstar Medical Radioisotopes

•	Raised $19.4 million through warrant exercises and issued new milestone-based warrants with the potential to raise up to an additional $73.3 million. Funds generated from the execution of these new warrants will further advance the company’s commercialization plans for iopofosine I 131 in the treatment of WM and support future clinical development.

Third Quarter 2024 Financial Highlights

•	Cash and Cash Equivalents: As of September 30, 2024, the company had cash and cash equivalents of $34.3 million, including 19.4 million ($17.5 million, net) raised through investor exercises of Tranche B warrants and the purchase of new warrants in July 2024, compared to $9.6 million as of December 31, 2023. The company believes its cash balance as of September 30, 2024, is adequate to fund its basic budgeted operations into the second quarter of 2025.

•	Research and Development Expenses: R&D expenses for the three months ended September 30, 2024, were approximately $5.5 million, compared to approximately $7.0 million for the three months ended September 30, 2023. The overall decrease was primarily a result of the conclusion of patient enrollment in our WM pivotal study having occurred earlier in the year, partially offset by increased activity in our ongoing pediatric trial and an increase in personnel.

•	General and Administrative Expenses: G&A expenses for the three months ended September 30, 2024, were approximately $7.8 million, compared to approximately $2.4 million for the same period in 2023. The increase was primarily driven by costs associated with the development of infrastructure necessary to support commercialization upon anticipated NDA approval, including the related marketing and personnel cost.

Conference Call & Webcast Details

Cellectar management will host a conference call and webcast today, November 18, 2024, at 8:30 AM Eastern Time to discuss these results and answer questions. Stockholders and other interested parties may participate in the conference call by dialing 1-800-717-1738. A live webcast of the conference call can be accessed in the “Events & Presentations” section of Cellectar’s website at www.cellectar.com. A recording of the webcast will be available and archived on the Company’s website for approximately 90 days.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery, development, and commercialization of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC™) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes lead asset iopofosine I 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statements Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations regarding the CLOVER-WaM pivotal trial. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2023, and our Form 10-Q for the quarter ended September 30, 2024. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

MEDIA:
Claire LaCagnina
Bliss Bio Health
315-765-1462
clacagnina@blissbiohealth.com

INVESTORS:
Anne Marie Fields
Precision AQ

212-362-1200
annemarie.fields@precisionaq.com

+++ TABLES TO FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,263,371	$9,564,988
Prepaid expenses and other current assets	1,635,818	888,225
Total current assets	35,899,189	10,453,213
Property, plant & equipment, net	910,131	1,090,304
Operating lease right-of-use asset	454,166	502,283
Other long-term assets	29,780	29,780
TOTAL ASSETS	$37,293,266	$12,075,580

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,304,311	$9,178,645
Warrant liability	11,929,242	16,120,898
Lease liability, current	80,821	58,979
Total current liabilities	20,314,374	25,358,522
Long-term lease liability, net of current portion	431,929	494,003
TOTAL LIABILITIES	20,746,303	25,852,525
COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY:
Series D preferred stock, 111.11 shares authorized, issued and outstanding as of September 30, 2024 and December 31, 2023	1,382,023	1,382,023
STOCKHOLDERS’ EQUITY (DEFICIT):
Series E-2 preferred stock, 1,225.00 shares authorized; 149.60 and 319.76 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2,188,434	4,677,632
Series E-3 preferred stock, 2,205.00 shares authorized; 202.50 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	4,369,317	—
Series E-4 preferred stock, 1,610.00 shares authorized; 714.00 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7,057,793	—
Common stock, $0.00001 par value; 170,000,000 shares authorized; 40,566,534 and 20,744,110 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	406	207
Additional paid-in capital	246,536,080	182,924,210
Accumulated deficit	(244,987,090)	(202,761,017)
Total stockholders’ equity (deficit)	15,164,940	(15,158,968)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$37,293,266	$12,075,580

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING EXPENSES:
Research and development	$5,493,496	$7,034,656	$19,927,019	$19,528,898
General and administrative	7,834,181	2,378,804	19,105,853	6,883,866
Total operating expenses	13,327,677	9,413,460	39,032,872	26,412,764

LOSS FROM OPERATIONS	(13,327,677)	(9,413,460)	(39,032,872)	(26,412,764)

OTHER INCOME (EXPENSE):
Warrant issuance expense	(7,743,284)	(470,000)	(7,743,284)	(470,000)
Gain (loss) on valuation of warrants	6,088,355	(7,688,028)	3,583,440	(8,254,649)
Interest income	317,887	51,110	966,643	247,925
Total other income (expense)	(1,337,042)	(8,106,918)	(3,193,201)	(8,476,724)
NET LOSS	$(14,664,719)	$(17,520,378)	(42,226,073)	$(34,889,488)
NET LOSS PER SHARE — BASIC	$(0.37)	$(1.55)	(1.21)	$(3.09)
NET LOSS PER SHARE — DILUTED	$(0.40)	$(1.55)	(1.39)	$(3.09)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — BASIC	39,335,924	11,308,738	34,850,441	11,277,231
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — DILUTED	39,794,220	11,308,738	35,545,500	11,277,231